UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NetUSA, Inc.___________________________________________________________
(Exact name of issuer as specified in its charter)

Colorado____________________________	84-1035751___________________
(State or other jurisdiction of		(I.R.S. Employer
incorporation or organization)		Identification No.)

201 San Antonio Cir. C250, Mountain View, CA 94040_____________________
(Address of Principal Executive Offices)

Consulting Compensation for Janda & Garrington and McKenna Delaney & Sullivan______
(Full title of the plan)

NetUSA, Inc., 201 San Antonio Cir. C250, Mountain View, CA 94040_______ (Name and address of agent for service)

(650) 948-6200_________________________________________________________
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of	Amount to be	Proposed Maximum	Proposed Maximum
Amount of
Securities to	Registered	Offering Price		Aggregate Offering
Registration
be Registered			Per Share		Price
Fee

Common Stock	295,000		$0.01			$2,950
$0.83


Part I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

(a) General Plan Information
(1) The plan is to be entitled "Consulting Compensation for Janda & Garrington and McKenna Delaney & Sullivan" and is to be offered by NetUSA, Inc. (hereinafter NetUSA).
(2) The general nature and purpose is to compensate Janda & Garrington, a corporation based in Carlsbad, California (hereinafter J&G) and McKenna Delaney & Sullivan, a corporation based in Carlsbad (hereinafter Sullivan), for financial services rendered to NetUSA. The duration is short - this is contemplated to be a one-time transfer. There are no provisions for modification, early termination, or extension currently being contemplated, although the NetUSA/J&G contract is a 2-year contract and the NetUSA/Sullivan contract is a 1-year contract, and if the contracts are extended, additional securities may be offered as compensation.
(3) The plan is not, under the best knowledge of NetUSA, subject to any provisions of ERISA.
(4) Contact information: Nelson Lu, NetUSA, Inc., 201 San Antonio Cir. C250, Mountain View, CA 94040; (650) 948-6200.
(b) Securities to be Offered
(1) NetUSA Common Stock will be offered, in the amount of two hundred thousand (295,000) shares.
(2) Not applicable
(c) Employees Who May Participate in the Plan: J&G and Sullivan are the only eligible participant in this plan.
(d) Purchase of Securities Pursuant to the Plan and Payment for Securities
Offered
(1) J&G and Sullivan have an indefinite time to choose to receive the shares; the purchase price is at maximum one cent ($0.01) per share.
(2) If payment is required from J&G or Sullivan, J&G or Sullivan will submit a payment to NetUSA at the time that it chooses to receive the shares.
(3) J&G and Sullivan are permitted to receive up to these amounts - 240,000 shares for J&G, 55,000 shares for Sullivan.
(4) Not applicable
(5) Not applicable
(6) The securities will be purchased directly from NetUSA's treasury; currently, no fees, commissions or other charges will be paid.
(e) Resale Restrictions: no restrictions on resale are currently contemplated.
(f) Tax Effects of Plan Participation: J&G will realize a gain when it sells the shares, based on the sale price it receives versus the purchase price. NetUSA does not foresee a tax consequence for itself. The plan does not, to the best knowledge of NetUSA, qualify under Section 401(a) of the Internal Revenue Code.
(g) Investment of Funds: the funds received, if any, will be minimal, and will be used for general use of NetUSA.
(h) Withdrawal from the Plan; Assignment of Interest
(1) No withdrawal or termination terms are currently contemplated.
(2) No assignment or hypothecation terms are currently contemplated, but NetUSA will permit an assignment of the interests if J&G or Sullivan chooses to assign the interest to a third party.
(3) Not applicable
(i) Forfeitures and Penalties: There is no currently contemplated forfeiture or penalty event.
(j) Charges and Deductions and Liens Thereof
(1) There are no charges or deductions currently contemplated.
(2) There are no creation of lien terms currently contemplated, but if a third party shall create a lien against these interests based on claims against J&G or Sullivan as based on federal or state law, NetUSA will honor such liens.
(3) Not applicable

Item 2.  Registrant Information and Employee Plan Annual Information

	NetUSA plans to immediately forward a copy of this Form and all of the documents incorporated by reference to J&G and Sullivan upon the filing of this Form, thus satisfying the requirements for this section.

Part II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

(a) The 10-KSB report filed by NetUSA for the fiscal year ending Sep. 30, 1997, is hereby incorporated by reference.
(b) The 10-QSB reports filed by NetUSA for the fiscal quarters ending Dec. 31 1997; Mar. 31, 1998; and June 30, 1998, are hereby incorporated by reference.
(c) Not applicable

In addition, all documents subsequently filed by NetUSA pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, if any, are incorporated by reference.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

There are no relevant interests of expert or counsel in this Form that requires disclosure.

Item 6.  Indemnification of Directors and Officers

NetUSA's charter generally indemnifies a director or an officer against liability in which he/she incurs in his/her capacity.

Item 7.  Exemption from Registration Claimed

No exemption from registration is hereby claimed since there is no reoffering or resale of restricted securities involved.

Item 8.  Exhibits

Exhibit (4) (instruments defining the rights of security holders) is to be incorporated from original registration made by the company under its former name, TMMI; Exhibit (15) (unaudited interim financial information) is to be incorporated from Form 10-QSB filed for fiscal quarter ending June 30, 1998. Exhibits (5), (23), and (24) are not applicable, and with regard to the ERISA compliance requirement for Exhibit (5), NetUSA will timely file plan details with the Internal Revenue Service.

Item 9.  Undertakings

No applicable undertakings are contemplated at this time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on December 4, 1998.

						NetUSA, Inc.

		/s/ Wun C. Chiou, President
						and Chairman of the Board